4
1
<SROS>NYSE
<REPORTING-OWNER>
  0001184941

</REPORTING-OWNER>
<SUBJECT-COMPANY>
  PLANTRONICS, INC.
  0000914025
  <IRS-NUMBER>77-0207692
</SUBJECT-COMPANY>
<PERIOD>01/23/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   KRUG, STEVEN E.
   337 ENCINAL STREET
   P.O. BOX 1802

   SANTA CRUZ, CA 95061-1802
2. Issuer Name and Ticker or Trading Symbol
   PLANTRONICS, INC. (PLT)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   1/23/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   PRESIDENT, DIVISION
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
401(K) SHARES - COMMON STOCK                                                                     695            D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $14.7100                                                                                05/22/08
to buy)
Incentive Stock Option (right  $20.3800                                                                                07/31/08
to buy)
Incentive Stock Option (right  $21.0000                                                                                06/24/09
to buy)
Non-Qualified Stock Option     $17.4900                                                                                06/22/11
(right to buy)
Non-Qualified Stock Option     $35.4600                                                                                06/29/10
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right            COMMON STOCK                   9,000                     9,000         D   Direct
to buy)
Incentive Stock Option (right            COMMON STOCK                   9,000                     9,000         D   Direct
to buy)
Incentive Stock Option (right            COMMON STOCK                   24,000                    24,000        D   Direct
to buy)
Non-Qualified Stock Option               COMMON STOCK                   10,000                    10,000        D   Direct
(right to buy)
Non-Qualified Stock Option               COMMON STOCK                   12,000                    12,000        D   Direct
(right to buy)

Explanation of Responses:

-
Reporting All Holdings - Is no longer a Section 16 Officer or Director and has not been operating in an Officer or Director capacity for the last six months.

SIGNATURE OF REPORTING PERSON
/S/ KRUG, STEVEN E.
DATE 01/23/03